Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Investment Community	Media
	James J. Murren President, Chief Financial Officer and Treasurer (702) 693-8877	Alan Feldman Senior Vice President Public Affairs (702) 891-7147

MGM MIRAGE REPORTS SECOND QUARTER RESULTS

Las Vegas, Nevada, July 17, 2003  —  MGM MIRAGE (NYSE: MGG) today reported its second quarter 2003 financial results.  Adjusted earnings from continuing operations per diluted share (“Adjusted EPS”) was $0.45 in the second quarter of 2003 versus $0.55 in the 2002 quarter.  Second quarter results were above the Company’s previously announced guidance of $0.25 to $0.35 (before the effect of discontinued operations).

Adjusted EPS (and Adjusted Earnings) excludes discontinued operations, preopening and start-up expenses, restructuring costs, and property transactions, net(1).  In the 2002 second quarter, Adjusted EPS and Adjusted Earnings also excludes fees received from the buyout of the Company’s South Africa management agreement.  Diluted EPS from continuing operations computed in accordance with generally accepted accounting principles (“GAAP”) decreased to $0.36 for the second quarter of 2003 from $0.62 in the 2002 quarter.  GAAP diluted earnings per share, including the results of discontinued operations, was $0.35 in 2003 versus $0.63 in 2002.

“Our second quarter performance was strong across our portfolio of resorts.  We generated higher earnings than we initially expected considering the global events at the outset of the quarter, though earnings remain below prior year’s results,” said Terry Lanni, MGM MIRAGE’s Chairman and CEO.  “We are mindful that in addition to continued labor cost pressure, higher taxes in Nevada and New Jersey will impact earnings going forward.”

Second Quarter Company Highlights

•                                          Generated net revenues of $985 million, up 3% from 2002 after excluding prior year revenue from the buyout of the Company’s management agreement in South Africa;

•                                          Borgata, of which the Company owns 50%, held a successful opening on July 2nd, and response to date has been overwhelmingly positive;

•                                          Invested $140 million of capital in the Company’s properties, including maintenance and expansion projects;

•                                          Repaid $72 million of debt in the quarter, for a total of $106 million for the year;

•                                          Repurchased $24 million of Company common stock in the second quarter.  Year-to-date, the Company has repurchased 3.4 million shares for $91 million;

•                                          Reached agreement to sell the Golden Nugget properties in Las Vegas and Laughlin for $215 million, subject to customary conditions and approvals;

•                                          Selected by the New York Racing Association to manage a VLT facility at Aqueduct in New York;

•                                          Acquired a 25% interest in Metro Casinos Limited, our first entrance into the United Kingdom gaming market;

•                                          Opened Nine Fine Irishmen, an authentic Irish Pub, at New York-New York in early July;

•                                          Introduced the new logo and branding campaign for Treasure Island, to be known as “TI”, which will be followed by new restaurants and a revamped show at the front of the resort later this year;

•                                          Continued installation of IGT’s EZ-PayTM cashless gaming system at the Company’s resorts, with over 12,000 machines converted to cashless technology by quarter-end.

Detailed Financial Results

The following table shows key financial results on a Company-wide basis for the second quarter and year to date.

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
	(In millions)
Casino revenue, net

$

518.1

$

497.8

$

1,021.5

$

1,027.3

Non-casino revenue, net

467.2

473.1

924.1

893.6

Net revenue

985.3

970.9

1,945.6

1,920.9

Operating income	174.6	228.5	336.0	430.6
Income from continuing operations

55.9

100.4

105.4

180.4

Discontinued operations, net

(2.1

)

1.5

(0.6

)

3.4

Net income

53.8

101.9

104.8

183.8

Property-level EBITDA(2)

$

310.7

$

327.1

$

601.3

$

640.7

EBITDA (after corporate expense)(2)

295.6

316.1

572.6

619.1

Adjusted Earnings

68.3

88.5

126.9

169.3

Except where noted, all references in this release to operating results, including statistical information, exclude the results of the Golden Nugget Las Vegas, Golden Nugget Laughlin and MGM MIRAGE Online for all periods presented.  The results of these operations are classified as discontinued operations.

Net revenue in the second quarter increased 3% from the 2002 second quarter after excluding prior year South Africa revenue.  This increase was due to higher volumes of hotel customers and a higher mix of leisure and casino customers to convention customers, leading to solid gaming results.

Casino revenue increased by 4% in the 2003 quarter.  Table games volume, including baccarat, was up 3% from the prior year’s quarter, while table games hold percentages were within a normal range for both periods.  Table games volume was particularly strong at Bellagio, up 15% over prior year.  Company-wide slot revenue in the quarter was up 3% from 2002.  Bellagio slot revenue was up 3% in the quarter, on top of last year’s 17% increase over 2001. New York-New York and The Mirage also posted strong increases in slot revenues, up 10% and 9% over last year, respectively.  MGM Grand Detroit slot revenues were up 7% and Beau Rivage posted a 6% increase, as these markets’ revenue trends showed signs of improvement in the quarter.

Non-casino revenue was up 1% after excluding prior year South Africa revenue.  Hotel revenue was flat, with slightly higher occupancy of 92% in the second quarter of 2003 versus 91% in 2002, while the average daily room rate (“ADR”) was $121, down from $122 in 2002.  As a result, revenue per available room (“REVPAR”) was $111, flat compared with 2002.

Food and beverage, entertainment, retail and other revenues, excluding prior year South Africa revenue, were up 2% in the 2003 quarter.  These increases resulted primarily from the increases in hotel volumes.

Excluding South Africa’s results, EBITDA was down 3% for the quarter, and operating income was down 20%.  The decrease in EBITDA was primarily the result of increased labor costs in the quarter, along with increased property taxes and insurance costs, as well as the $5 million paid to Nevada gaming regulators to settle currency transaction reporting violations at The Mirage.  Operating income decreased due to those items, higher preopening and start-up expenses, higher net property transactions, and the non-recurring restructuring credit recorded in 2002.  These items are discussed in detail below.

Second quarter Adjusted Earnings decreased by 23% compared to prior year due to the decrease in operating income and higher net interest expense.  Net interest expense was higher due to prior year savings from interest rate swaps and the Company’s October 2002 decision to suspend development of its wholly-owned Atlantic City development project, which resulted in lower capitalized interest.

For the second quarter of 2003, Adjusted Earnings excluded a net $19.2 million ($12.5 million, net of tax) of items.  These items included:

•                                          Preopening and start-up expenses of $14.9 million ($9.7 million, net of tax), including $12.0 million related to the Company’s Borgata investment and $2.0 million related to the upcoming Cirque du Soleil show and recently opened Nine Fine Irishmen Pub at New York-New York;

•                                          Net property transactions of $3.7 million ($2.4 million, net of tax), including $2.2 million at MGM Grand Las Vegas consisting of asset write-downs in preparation for a new Italian restaurant and costs incurred in preparation for the resort’s new Cirque du Soleil show;

•                                          Restructuring costs of $0.6 million ($0.4 million, net of tax).

In the second quarter of 2002, items excluded in the determination of Adjusted Earnings included $3.6 million ($2.3 million, net of tax) of preopening and start-up expenses, a restructuring credit of $10.4 million ($6.8 million, net of tax), and $11.4 million ($7.4 million, net of tax) of revenue related to the sale of the Company’s interest in managing four South African casinos.

Loss from discontinued operations includes the results of MGM MIRAGE Online and the Golden Nugget Las Vegas and Golden Nugget Laughlin resorts.  In June 2003, the Company ceased operations of its online gaming site, operated by MGM MIRAGE Online.  The second quarter results include pretax operating losses of $3 million for the second quarter and a pretax impairment loss of $7 million.

In June 2003, the Company announced an agreement to sell the Golden Nugget Las Vegas and Golden Nugget Laughlin to Poster Financial Group for $215 million.  Included in discontinued operations is pretax income related to these resorts of $2 million and $3 million for the second quarters of 2003 and 2002, respectively, including an allocation of the Company’s interest costs to these operations.  The Company expects to record a modest gain on the sale of these resorts, which is expected to close before the end of 2003.

Financial Position

Second quarter capital investments of $140 million included required contributions to Borgata, costs related to continued implementation of new slot technology, the Bellagio expansion and standard room remodel, construction of the two new theatres for Cirque du Soleil at New York-New York and MGM Grand Las Vegas, and other routine capital expenditures.

During the second quarter, the Company announced two transactions with strategic importance.  The New York Racing Association selected the Company to manage its Video Lottery Terminal (“VLT”) operation at Aqueduct racetrack in New York.  As currently contemplated, the facility will house 4,500 VLTs and the Company will receive a management fee based on a percentage of revenue.  The Company anticipates that the facility will be open by year-end.  In addition, the Company has purchased a 25% stake in Metro Casinos Limited, a gaming company in the United Kingdom.

“Our investing and financial strategies are designed to better position us for targeted growth initiatives,” said MGM MIRAGE President, CFO and Treasurer Jim Murren.  “Meanwhile, we continue to invest in our existing core assets and de-capitalize our balance sheet with excess cash” Mr. Murren said.

As of June 30, 2003, the Company had approximately $711 million of available borrowings under its senior credit facilities, with no public debt maturities until 2005.

MGM MIRAGE will hold a conference call to discuss its earnings results and outlook for the third quarter at 11:00 a.m. Eastern Daylight Time today.  The call can be accessed live at www.companyboardroom.com or www.mgmmirage.com, or by calling 1-888-276-0009 (domestic) or 1-612-288-0318 (international).  A complete replay of the conference call will be made available at  www.mgmmirage.com.

(1)  Adjusted Earnings (and Adjusted EPS) is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of performance, and 2) a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure on which to base expectations of future results than income from continuing operations computed in accordance with generally accepted accounting principles (“GAAP”).  Reconciliations of GAAP income from continuing operations and EPS to Adjusted Earnings and EPS are included in the financial schedules accompanying this release.

(2)  EBITDA is earnings before interest, taxes, depreciation and amortization, restructuring, preopening and start-up expenses, and property transactions, net.  EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies.  Management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of the Company’s operating resorts’ performance, including the evaluation of operating personnel.  EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.  Reconciliations of operating income to EBITDA are included in the financial schedules accompanying this release.

*     *      *

MGM MIRAGE (NYSE: MGG), one of the world’s leading and most respected hotel and gaming companies, owns and operates 14 casino resorts located in Nevada, Mississippi, Michigan and Australia, and has investments in two other casino resorts in Nevada and New Jersey. The company is headquartered in Las Vegas, Nevada, and offers an unmatched collection of casino resorts with a limitless range of choices for guests. Guest satisfaction is paramount, and the company has approximately 43,000 employees committed to that result. Its portfolio of brands include AAA Five Diamond award-winner Bellagio, MGM Grand Las Vegas - The City of Entertainment, The Mirage, Treasure Island, New York - New York, Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; Whiskey Pete’s, Buffalo Bill’s, Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; Beau Rivage on the Mississippi Gulf Coast; and MGM Grand Detroit Casino in Detroit, Michigan. The Company has entered an agreement to sell Golden Nugget Las Vegas and Golden Nugget Laughlin pending finalization. The Company is also a 50-percent owner of Borgata, a destination casino resort at Renaissance Pointe in Atlantic City, New Jersey. Internationally, MGM MIRAGE owns and operates MGM Grand Australia in Darwin, Australia, and holds a 25 percent interest in casino developer Metro Casinos Limited of Great Britain. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com .

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Revenues:
Casino	$518,061	$497,793	$1,021,510	$1,027,284
Rooms	213,374	213,119	427,008	408,261
Food and beverage	191,510	182,676	380,827	358,927
Entertainment, retail and other	160,796	175,413	319,386	324,460
	1,083,741	1,069,001	2,148,731	2,118,932
Less: Promotional allowances	98,397	98,077	203,143	198,003
	985,344	970,924	1,945,588	1,920,929
Expenses:
Casino	255,344	250,884	520,322	511,366
Rooms	59,257	53,986	117,386	103,684
Food and beverage	107,855	99,055	213,873	189,325
Entertainment, retail and other	105,921	101,696	209,726	198,487
Provision for doubtful accounts	6,784	10,879	14,420	22,678
General and administrative	148,069	136,509	287,861	273,107
Corporate expense	15,022	10,930	28,768	21,565
Preopening and start-up expenses	14,896	3,599	21,443	4,738
Restructuring costs (credit)	548	(10,421)	1,153	(10,421)
Property transactions, net	3,734	—	10,550	—
Depreciation and amortization	101,904	94,448	203,454	194,152
	819,334	751,565	1,628,956	1,508,681

Income from unconsolidated affiliate	8,547	9,148	19,336	18,373

Operating income	174,557	228,507	335,968	430,621

Non-operating income (expense):
Interest income	853	1,207	2,620	2,424
Interest expense, net	(81,035)	(66,924)	(164,659)	(137,388)
Interest expense from unconsolidated affiliate	—	(311)	—	(588)
Other, net	(5,694)	(2,706)	(5,101)	(5,190)
	(85,876)	(68,734)	(167,140)	(140,742)

Income before income taxes and discontinued operations	88,681	159,773	168,828	289,879
Provision for income taxes	(32,829)	(59,393)	(63,428)	(109,502)
Income from continuing operations	55,852	100,380	105,400	180,377

Discontinued operations
Income (loss) from discontinued operations, including loss on disposal of $7,357	(8,523)	2,642	(4,926)	6,145
Benefit (provision) for income taxes	6,421	(1,147)	4,279	(2,691)
	(2,102)	1,495	(647)	3,454

Net income	$53,750	$101,875	$104,753	$183,831

Per share of common stock:
Basic:
Income from continuing operations	$0.37	$0.63	$0.70	$1.14
Discontinued operations	(0.01)	0.01	(0.01)	0.02
Net income per share	$0.36	$0.64	$0.69	$1.16

Weighted average shares outstanding	150,721	159,366	151,412	158,692

Diluted:
Income from continuing operations	$0.36	$0.62	$0.69	$1.12
Discontinued operations	(0.01)	0.01	(0.01)	0.02
Net income per share	$0.35	$0.63	$0.68	$1.14

Weighted average shares outstanding	153,052	161,693	153,241	160,894

MGM MIRAGE AND SUBSIDIARIES

RECONCILIATION OF GAAP INCOME FROM CONTINUING OPERATIONS AND EPS TO ADJUSTED EARNINGS AND EPS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Income from continuing operations	$55,852	$100,380	$105,400	$180,377
Preopening and start-up expenses, net	9,683	2,340	13,938	3,080
Restructuring costs (credit), net	356	(6,774)	749	(6,774)
Property transactions, net	2,427	—	6,858	—
Management agreement termination fee, net	—	(7,419)	—	(7,419)
Adjusted earnings	$68,318	$88,527	$126,945	$169,264

Per diluted share of common stock:
Income from continuing operations	$0.36	$0.62	$0.69	$1.12
Preopening and start-up expenses, net	0.07	0.02	0.09	0.02
Restructuring costs (credit), net	—	(0.04)	0.01	(0.04)
Property transactions, net	0.02	—	0.04	—
Management agreement termination fee, net	—	(0.05)	—	(0.05)
Adjusted EPS	$0.45	$0.55	$0.83	$1.05

Weighted average diluted shares outstanding	153,052	161,693	153,241	160,894

MGM MIRAGE AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME TO EBITDA

(In thousands)

(Unaudited)

Three Months Ended June 30, 2003

	Operating income	Depreciation and amortization	Preopening and start-up expenses	Restructuring costs	Property transactions, net	EBITDA
Bellagio	$66,267	$27,143	$—	$—	$95	$93,505
MGM Grand Las Vegas	28,339	20,540	300	—	2,148	51,327
The Mirage	25,131	12,332	—	—	(76)	37,387
Treasure Island	14,397	8,600	—	178	(56)	23,119
New York-New York	14,847	5,938	2,015	—	(18)	22,782
MGM Grand Detroit	30,480	8,543	300	—	300	39,623
Beau Rivage	14,171	4,762	—	—	815	19,748
Other operations	8,480	5,643	—	—	500	14,623
Unconsolidated affiliate	8,547	—	—	—	—	8,547
	210,659	93,501	2,615	178	3,708	310,661
Corporate and other	(36,102)	8,403	12,281	370	26	(15,022)
	$174,557	$101,904	$14,896	$548	$3,734	$295,639

Three Months Ended June 30, 2002

	Operating income	Depreciation and amortization	Preopening and start-up expenses	Restructuring costs (credit)	Property transactions, net	EBITDA
Bellagio	$70,977	$23,154	$—	$(3,762)	$—	$90,369
MGM Grand Las Vegas	35,850	20,763	—	(3,211)	—	53,402
The Mirage	27,221	13,325	—	(3,448)	—	37,098
Treasure Island	19,315	8,490	—	—	—	27,805
New York-New York	13,558	10,279	—	—	—	23,837
MGM Grand Detroit	38,180	3,873	—	—	—	42,053
Beau Rivage	11,385	5,920	—	—	—	17,305
Other operations	20,024	6,022	—	—	—	26,046
Unconsolidated affiliate	9,148	—	—	—	—	9,148
	245,658	91,826	—	(10,421)	—	327,063
Corporate and other	(17,151)	2,622	3,599	—	—	(10,930)
	$228,507	$94,448	$3,599	$(10,421)	$—	$316,133

MGM MIRAGE AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME TO EBITDA-continued

(In thousands)

(Unaudited)

Six Months Ended June 30, 2003

	Operating income	Depreciation and amortization	Preopening and start-up expenses	Restructuring costs	Property transactions, net	EBITDA
Bellagio	$106,548	$55,015	$—	$—	$105	$161,668
MGM Grand Las Vegas	55,218	40,728	891	25	8,479	105,341
The Mirage	54,825	24,767	—	300	(145)	79,747
Treasure Island	32,478	16,819	—	178	(133)	49,342
New York-New York	34,318	11,888	2,067	—	24	48,297
MGM Grand Detroit	58,677	17,124	300	—	456	76,557
Beau Rivage	24,173	9,403	—	—	1,021	34,597
Other operations	14,311	11,640	—	—	500	26,451
Unconsolidated affiliate	19,336	—	—	—	—	19,336
	399,884	187,384	3,258	503	10,307	601,336
Corporate and other	(63,916)	16,070	18,185	650	243	(28,768)

	$335,968	$203,454	$21,443	$1,153	$10,550	$572,568

Six Months Ended June 30, 2002

	Operating income	Depreciation and amortization	Preopening and start-up expenses	Restructuring costs (credit)	Property transactions, net	EBITDA
Bellagio	$134,323	$46,453	$—	$(3,762)	$—	$177,014
MGM Grand Las Vegas	68,943	43,031	—	(3,211)	—	108,763
The Mirage	54,574	25,976	—	(3,448)	—	77,102
Treasure Island	36,531	16,870	—	—	—	53,401
New York-New York	21,979	21,477	—	—	—	43,456
MGM Grand Detroit	78,515	9,664	—	—	—	88,179
Beau Rivage	20,747	12,102	—	—	—	32,849
Other operations	29,602	11,916	—	—	—	41,518
Unconsolidated affiliate	18,373	—	—	—	—	18,373
	463,587	187,489	—	(10,421)	—	640,655
Corporate and other	(32,966)	6,663	4,738	—	—	(21,565)

	$430,621	$194,152	$4,738	$(10,421)	$—	$619,090

MGM MIRAGE AND SUBSIDIARIES

SUPPLEMENTAL DATA - NET REVENUES BY RESORT

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Bellagio	$260,176	$248,437	$500,540	$492,885
MGM Grand Las Vegas	180,333	181,556	364,476	366,543
The Mirage	145,268	139,852	295,375	280,249
Treasure Island	86,951	89,907	176,893	176,508
New York-New York	59,762	55,611	121,673	105,933
MGM Grand Detroit	102,478	98,923	197,247	202,542
Beau Rivage	76,862	74,905	147,273	146,807
Other operations	73,514	81,733	142,111	149,462
	$985,344	$970,924	$1,945,588	$1,920,929

MGM MIRAGE AND SUBSIDIARIES

SUPPLEMENTAL DATA - HOTEL STATISTICS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Bellagio
Occupancy%	96.3%	95.4%	94.5%	94.6%
Average daily rate (ADR)	$229	$226	$234	$221
Revenue per available room (REVPAR)	$221	$215	$221	$209

MGM Grand Las Vegas
Occupancy%	94.9%	93.8%	93.8%	92.0%
Average daily rate (ADR)	$114	$114	$117	$113
Revenue per available room (REVPAR)	$109	$107	$110	$104

The Mirage
Occupancy%	96.9%	97.1%	94.7%	95.2%
Average daily rate (ADR)	$134	$140	$141	$139
Revenue per available room (REVPAR)	$130	$136	$134	$133

Treasure Island
Occupancy%	98.2%	97.7%	97.1%	97.1%
Average daily rate (ADR)	$99	$102	$104	$100
Revenue per available room (REVPAR)	$97	$100	$101	$98

New York-New York
Occupancy%	99.5%	96.0%	99.2%	95.5%
Average daily rate (ADR)	$95	$96	$98	$93
Revenue per available room (REVPAR)	$94	$92	$97	$89

Beau Rivage
Occupancy%	94.7%	95.2%	92.9%	93.4%
Average daily rate (ADR)	$98	$99	$93	$90
Revenue per available room (REVPAR)	$93	$94	$86	$84

Other operations
Occupancy%	68.6%	65.3%	68.5%	66.5%
Average daily rate (ADR)	$44	$43	$44	$43
Revenue per available room (REVPAR)	$30	$28	$30	$29

MGM MIRAGE AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30, 2003	December 31, 2002
ASSETS

Current assets:
Cash and cash equivalents	$130,724	$211,234
Accounts receivable, net	131,091	139,935
Inventories	61,995	68,001
Deferred income taxes	51,937	84,348
Prepaid expenses and other	69,808	86,311
Assets held for sale	219,646	—
Total current assets	665,201	589,829

Property and equipment, net	8,579,833	8,762,445

Other assets:
Investment in unconsolidated affiliates	710,559	710,802
Goodwill and other intangible assets, net	256,704	256,108
Deposits and other assets, net	198,874	185,801
Total other assets	1,166,137	1,152,711
	$10,411,171	$10,504,985

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$80,444	$69,959
Income taxes payable	1,602	637
Current portion of long-term debt	8,025	6,956
Accrued interest on long-term debt	80,580	80,310
Other accrued liabilities	553,762	592,206
Liabilities related to assets held for sale	24,204	—
Total current liabilities	748,617	750,068

Deferred income taxes	1,747,060	1,769,431
Long-term debt	5,116,344	5,213,778
Other long-term obligations	110,112	107,564
Stockholders’ equity:
Common stock ($.01 par value: authorized 300,000,000 shares, issued 166,471,784 and 166,393,025 shares and outstanding 151,218,384 and 154,574,225 shares)	1,665	1,664
Capital in excess of par value	2,127,579	2,125,626
Deferred compensation	(23,217)	(27,034)
Treasury stock, at cost (15,253,400 and 11,818,800 shares)	(408,196)	(317,432)
Retained earnings	994,959	890,206
Other comprehensive loss	(3,752)	(8,886)
Total stockholders’ equity	2,689,038	2,664,144
	$10,411,171	$10,504,985